                                                                     Exhibit 2.3

                           Share Transfer Agreement


     Whereas, this Share Transfer Agreement ("Agreement"), dated as of December 26, 2000, between The Rouse Company, a Maryland corporation ("Rouse"), and The Rouse Company Incentive Compensation Statutory Trust ("Shareholder"), being the owner of record of ninety-one (91) shares of the issued and outstanding Class A Common Stock of HRD Properties, Inc. ("PSS").

     Whereas, Rouse wishes to acquire and the Shareholder wishes to transfer all of the Shareholder's stock in PSS.

     Now, Therefore, Rouse and the Shareholder adopt this share transfer agreement and agree as follows:

                        Section 1 -- Transfer of Stock

     1.1 Number of Shares. The Shareholder agrees to transfer to Rouse at the Closing the number of shares of Class A Common Stock of PSS, $0.01 par value per share, shown in Exhibit A, in exchange for $1.00 to be paid at the Closing.

     1.2 Delivery of Certificates by Shareholder. The transfer of PSS shares by the Shareholder shall be effected by the delivery to Rouse at the Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank, with all necessary transfer tax and other revenue stamps, acquired at the Shareholder's expense, affixed.

     1.3 Further Assurances. At the Closing and from time to time thereafter, the Shareholder shall execute such additional instruments and take such other action as Rouse may request in order more effectively to sell, transfer, and assign the transferred stock to Rouse and to confirm Rouse's title thereto.

                             Section 2 -- Closing

     The Closing contemplated by Section 1.1 shall be held at the principal offices of Rouse, 10275 Little Patuxent Parkway, Columbia, Maryland, on January 2, 2001, unless another place or time is agreed upon writing by the parties.

        Section 3 -- Representations and Warranties of the Shareholder

     The Shareholder represents and warrants to Rouse as follows:

     3.1 Corporate Status. PSS is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

     3.2 Capitalization. The authorized capital stock of PSS consists of 100 shares of Class A Common Stock, having a par value of $0.01 per share, of which one hundred (100) shares are issued and outstanding, all fully paid and nonassessable, and 9,000 shares of Class B Common Stock, having a par value of $0.01 per share, of which 9,000 shares are issued and outstanding, all fully paid and nonassessable.

     3.3 Financial Statements. The audited financial statements of PSS furnished to Rouse, consisting of balance sheets as of December 31, 1999, 1998, and related statements of income for the periods then ended, and the unaudited balance sheet as of September 30, 2000 ("PSS' Latest Balance Sheet"), and the related statement of income, are correct and fairly present the financial condition of PSS as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

     3.4 Undisclosed Liabilities. PSS had no liabilities of any nature except to the extent reflected or reserved against in PSS' Latest Balance Sheet, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and PSS' accounts receivable are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefor in PSS' Latest Balance Sheet.

     3.5 Interim Changes. Between January 2, 2001, and the date of this Agreement, there have not been, except as set forth in a list certified by the president of PSS and delivered to Rouse, (1) any changes in PSS' financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to PSS' property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of PSS' capital stock (other than Year 2000 dividends on common stock shares), or any direct or indirect redemption, purchase, or other acquisition of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

     3.6 Title to Property. PSS has good and marketable title to all properties and assets, real and personal, reflected in PSS' Latest Balance Sheet, except as since sold or otherwise disposed of in the ordinary course of business, and PSS' properties and assets are subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists.

     3.7 Access to Records, and So Forth. From the date of this Agreement to the Closing, the Shareholder will cause PSS (1) to give to Rouse and its representatives full access during normal business hours to all of its offices, books, records, contracts, and other corporate documents and properties so that Rouse may inspect and audit them and (2) to furnish such information concerning PSS' properties and affairs as Rouse may reasonably request.

     3.8 Title to Shares. The Shareholder is the owner, free and clear of any liens and encumbrances, of the number of PSS shares which the Shareholder has contracted to exchange.

     3.9 General Release. As of the date of the Closing, PSS and the Shareholder will execute a mutual release of all claims in the form attached hereto as Exhibit B.

                Section 4 -- Conduct of PSS Pending the Closing

     The Shareholder agrees that PSS will conduct itself in the following manner pending the closing:

     4.1 Certificate of Incorporation and Bylaws. No change will be made in PSS' certificate of incorporation or bylaws.

     4.2 Capitalization, and So Forth. PSS will not make any change in its authorized or issued capital stock, declare or pay any dividend or other distribution (other than Year 2000 common stock dividends), or issue, encumber, purchase, or otherwise acquire any of its capital stock.

     4.3 Conduct of Business. PSS will use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not, without the written consent of Rouse, enter into any material commitment except in the ordinary course of business.

                   Section 5 -- Conditions Precedent--Rouse

     All obligations of Rouse under this Agreement are subject, at Rouse's option, to the fulfillment, before or at the Closing, of each of the following conditions:

     5.1 Representations and Warranties True at Closing. The Shareholder's representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects.

     5.2 Due Performance. The Shareholder shall have performed and complied with all the terms and conditions required by this Agreement to be performed or complied with by them before the Closing.

     5.3 Books and Records. The Shareholder shall have caused PSS to make available to Rouse all books and records of PSS, including minute books and stock transfer records.

     5.4 Revocation of Prior Authorizations. The Shareholder shall have delivered to Rouse certified copies of resolutions of PSS' board of directors revoking as of the Closing all prior authorizations, powers of attorney, designations, and appointments relating to the signing of checks, borrowing of funds, access to corporate safe-deposit boxes and other similar matters, to the extent requested by Rouse.

     5.5 Resignations. There shall have been delivered to Rouse the signed resignations of such directors of PSS as Rouse shall request, dated as of the Closing.

              Section 6 -- Conditions Precedent; The Shareholder

     All obligations of the Shareholder under this Agreement are subject, at their option, to the fulfillment, before or at the Closing, of each of the following conditions:

     Due Performance. Rouse shall have performed and complied with all the terms and conditions required by this Agreement to be performed or complied with by it before the Closing.

                         Section 7 -- Indemnification

     7.1 Indemnification of Rouse. The Shareholder agrees to indemnify Rouse against any loss, damage, or expense (including reasonable attorney fees) suffered by Rouse from (1) any breach by the Shareholder of this Agreement or
(2) any inaccuracy in or breach of any of the representations, warranties, or covenants by the Shareholder herein, provided, however, that (a) Rouse shall be entitled to assert rights of indemnification hereunder only if and to the extent that it suffers losses, damages, and expenses (including reasonable attorney fees) exceeding $50,000 in the aggregate and (b) Rouse shall give notice of any claims hereunder within twenty-four months beginning on the date of the Closing. No loss, damage, or expense shall be deemed to have been sustained by Rouse to the extent of insurance proceeds paid to, or tax benefits realizable by, Rouse or PSS as a result of the event giving rise to such right to indemnification.

     7.2 Indemnification of Shareholder. Rouse agrees to indemnify the Shareholder against any loss, damage, or expense (including reasonable attorney fees) suffered by any of the Shareholder from (1) any breach by Rouse of this Agreement or

(2) any inaccuracy in or breach of any of Rouse's representations, warranties, or covenants herein.

     7.3 Defense of Claims. Upon obtaining knowledge thereof, the indemnified party shall promptly notify the indemnifying party of any claim, which has given or could give rise to a right of indemnification under this Agreement. If the right of indemnification relates to a claim asserted by a third party against the indemnified party, the indemnifying party shall have the right to employ counsel acceptable to the indemnified party to cooperate in the defense of any such claim. As long as the indemnifying party is defending any such claim in good faith, the indemnified party will not settle such claim. If the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.

                           Section 8 -- Termination

     This Agreement may be terminated (1) by mutual consent in writing; (2) by either the Shareholder or Rouse if there has been a material misrepresentation or material breach of any warranty or covenant by the other party; or (3) by either the Shareholder or Rouse if the Closing shall not have taken place, unless adjourned to a later date by mutual consent in writing, by January 31, 2001.

                        Section 9 -- General Provisions

     9.1 Further Assurances. At any time, and from time, after the Effective Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

     9.2 Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

     9.3 Brokers. Each party represents to the other party that no broker or finder has acted for it in connection with this Agreement and agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by it.

     9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:

          The Rouse Company
          10275 Little Patuxent Parkway
          Columbia, Maryland
          Attn:  General Counsel
          Fax:  410-992-6392

          The Rouse Company
          Incentive Compensation Statutory Trust
          10275 Little Patuxent Parkway
          Columbia, Maryland
          Attn:  Jeffrey H. Donahue
          Fax:  410-964-3412

     9.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation, or communication, whether oral or written between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

     9.6 Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland.

     9.8 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

     9.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                            The Rouse Company



                            By: ______________________________________________
                            Gordon H. Glenn, Vice President and General Counsel

                            The Rouse Company Incentive Compensation
                              statutory Trust


                            By: _________________________________________
                            Jeremiah E. Casey, Trustee



                            By: _________________________________________
                            Rohit M. Desai, Trustee



                            By: _________________________________________
                            Jeffrey H. Donahue, Trustee

                                   Exhibit A


                                                                                     No. of PSS
                                                                   Taxpayer         Shares To be
Name of Shareholder           Address                               ID No.          Transferred        Cash
The Rouse Company             10275 Little Patuxent Parkway       52-2069348        91 Class A         $1.00
Incentive Compensation        Columbia, MD  21044                                  Common Shares
Statutory Trust

                                   Exhibit B

     Agreement made this 26th of December, 2000, between HRD Properties, Inc. ("PSS"), and The Rouse Company Incentive Compensation Statutory Trust (the "Shareholder"), being the owner of ninety-one (91) shares of the issued and outstanding Class A Common Stock of PSS.

     As of the date hereof, PSS hereby releases the Shareholder and the Shareholder hereby releases PSS from all claims of every kind and description, known and unknown, without regard to the capacity in which such claims may have arisen.

                         HRD Properties, Inc.



                         By: _____________________________________________
                         Gordon H. Glenn, Vice President and General Counsel


                         The Rouse Company Incentive Compensation
                           Statutory Trust



                         By: _____________________________________________
                         Jeremiah E. Casey, Trustee



                         By: _____________________________________________
                         Rohit M. Desai, Trustee



                         By: _____________________________________________
                         Jeffrey H. Donahue, Trustee